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                                   EXHIBIT 2.1

                           ARTICLES AND PLAN OF MERGER


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                           ARTICLES AND PLAN OF MERGER

         This Plan of Merger is made as of February 25, 1999, between StockUp.com, Inc., formally Courtleigh Capital, Inc., a Kansas corporation, 304 Courtleigh Street, Wichita, Kansas 67218 (the "Disappearing Corporation") and StockUp.com, Inc., a Nevada corporation, 333 North Rancho Drive, Suite 900, Las Vegas, Nevada 89106 (the "Surviving Corporation"). (The corporations together are sometimes referred to below as the "Constituent Corporations.")

         The Constituent Corporations agree as follows:

         1. SURVIVING CORPORATION is duly organized, existing and in good standing under the laws of the State of Nevada. It has 50,000,000 shares of authorized capital stock at a par value of $.001, 6,351,179 shares are issued and outstanding. The undersigned certifies that he is the President and Secretary of Surviving Corporation.

         2. DISAPPEARING CORPORATION is duly organized, existing and in good standing under the laws of the State of Kansas. The authorized capitalization of the Disappearing entity consists of 300,000,000 Common shares, no par value. 5,727,000 shares of common stock are issued and outstanding. The undersigned certifies that he is the President and Secretary of the Disappearing Corporation.

         3. THE BOARD OF DIRECTORS AND SHAREHOLDERS OF THE CONSTITUENT CORPORATIONS deem it in the best interests of the corporations and their shareholders that Disappearing Corporation be merged with Surviving Corporation in accordance with Kansas Revised Statutes Section 17-6702 and Nevada Revised Statutes Section 92A.200. The Boards hereby adopt on behalf of their corporations the plan of reorganization set forth in this Plan of Merger. The majority Shareholders of both disappearing and surviving corporations approve this merger.

         4. MERGER: Disappearing Corporation shall be merged with Surviving Corporation, which shall survive the merger. Disappearing Corporation's separate existence shall cease on the effective date of the merger. Without any other transfer or documentation, on the effective date of the merger, Successor Corporation shall (i) succeed to all of Disappearing Corporation's rights and property; and (ii) be subject to all Disappearing Corporation's liabilities and obligations. All merger documents shall be kept at the Surviving Corporation's headquarters and copies of same will be available to any shareholder of the Constituent Corporation.

         Notwithstanding the above, after the effective date the Surviving Corporation's proper officers and directors may perform any acts necessary or desirable to vest or confirm Surviving Corporation's possession of and title to any property or rights of Disappearing Corporation; or otherwise carry out this Agreement's purposes. This includes execution and delivery of deeds, assurances, assignments or other instruments.

         5. CONVERSION OF SHARES: By virtue of the merger and without any action by any shareholder, upon the effective date the Surviving Corporation shall effect a forward split of its issued and outstanding common stock, whereby one
(1) share of common stock shall be exchanged for every one (1) common share then issued and outstanding, in order to establish the number of common shares of the Surviving Corporation issued and outstanding at 230,000, 200,000 of which are free trading.

         Any Disappearing Corporation shareholder entitled to .50 or more of a share of Surviving Corporation's parent stock shall receive the next higher number of whole shares; and any such shareholder entitled to less than .50 of a share of Surviving Corporation's parent stock shall receive the next lower number of shares.

         The shares of Surviving Corporation outstanding immediately prior to the merger shall not be changed by reason of the merger.

         6. STOCK CERTIFICATES: On or after the effective date, all of the Disappearing Corporation's outstanding stock certificates shall be deemed to represent ownership of Surviving Corporation's parent's shares, into which Disappearing Corporation's shares have been converted (as provided above). The holders of such certificates must

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surrender them to the Surviving Corporation in whatever manner it may legally require. On receipt thereof, Surviving Corporation's parent shall issue and exchange certificates for shares of its common stock representing the number of shares to which the holder is entitled as provided above.

         Pending the surrender and exchange of certificates, the registered owner on Disappearing Corporation's books of any outstanding stock certificate shall be entitled to exercise all voting and other rights with respect to the shares of Surviving Corporation's parent represented by the certificates, as provided above.

         7. CHANGE IN ARTICLES OF INCORPORATION AND BYLAWS: Surviving Corporation's Articles of Incorporation as amended and in effect on the effective date shall continue to be its Articles of Incorporation without changes as a result of the merger.

         Surviving Corporation's Bylaws, as amended and in effect on the effective date shall continue to be its Bylaws without change as a result of the merger.

         8. OFFICERS AND DIRECTORS: Surviving Corporation's directors shall, upon the effective date of the merger, be Steve Liebowitz, Kerry Nicponski, Leo Verheul and Michael D. Calderone, and the Surviving Corporation's officers shall be Michael D. Calderone, President, Chief Financial Officer, and Secretary; Kerry Nicponski, Chief Operating Officer; Leo Verheul, Chief Information Officer and Steve Liebowitz, Executive Vice President. The above officers and directors shall have, for the full unexpired terms of their respective offices, or until their successors have been duly elected or appointed and qualified.

         9. EFFECTIVE DATE. Provided this Agreement is not abandoned, the effective date of merger shall be at the close of business on the date when the Articles of Merger are filed with the Kansas Secretary of State in accordance with Kansas Revised Statutes Section 17-6702 and the Nevada Secretary of State in accordance with Nevada Revised Statutes Section 92A.200.

         10. ABANDONMENT OF MERGER: Any time prior to the effective date, this merger may be abandoned without further obligation or liability by action of the board of directors of either of the Constituent Corporations, notwithstanding approval by the merger by their shareholders.

         11. COUNTERPARTS: This Plan of Merger may be executed in any number of counterparts, each of which shall constitute an original instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers, as of the date first written above.

                                        StockUp.com, Inc., formally Courtleigh
                                        Capital, Inc., a Kansas corporation,
                                        as Disappearing Corporation

                                        By   /s/ Michael A. Calderone
                                             ---------------------------------
                                              Michael A. Calderone
                                        Its: President and Secretary


                                        StockUp.com, Inc., a Nevada
                                        corporation, as Surviving Corporation

                                        By:  /s/ Michael A. Calderone
                                             ---------------------------------
                                              Michael A. Calderone
                                        Its: President and Secretary

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